Exhibit 99.1

FINAL

HSN, INC. COMPLETES NEW $600 MILLION CREDIT FACILITY

New Credit Facility Replaces Existing $150 Million Facility

ST. PETERSBURG, FL - April 24, 2012 – Interactive multichannel retailer HSN, Inc. (NASDAQ: HSNI) announced today that it has entered into a new $600 million five-year credit facility, replacing a $150 million revolving credit facility that was set to expire in July 2013. The new credit facility, which includes a $350 million Revolving Credit Facility (“Revolver”) and a $250 million delayed draw Term Loan (“Term Loan”), expires in April 2017.

Loans under the Revolver and the Term Loan bear interest at a per annum rate equal to LIBOR plus 1.50% to 2.25%, based on HSNI’s leverage ratio (the beginning LIBOR margin will be 1.50%). The Term Loan must be drawn by December 31, 2012. Proceeds from the new credit facility are available for general corporate purposes, including working capital, capital expenditures, acquisitions, share repurchases and redemption of the company’s $240 million 11.25% Senior Notes, due August 2016 and callable August 1, 2012 at a price of 105.625%.

“The new credit facility strengthens our liquidity profile and provides us with significant additional financial flexibility at attractive rates,” said Judy Schmeling, Executive Vice President and Chief Financial Officer, HSN, Inc. “We appreciate the strong support from our bank group and their demonstrated confidence in HSNi.”

Additional details regarding the credit facility are available in the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 25, 2012.

About HSN, Inc.

HSN, Inc. (Nasdaq: HSNI) is a $3 billion interactive multichannel retailer with strong direct-to-consumer expertise among its two operating segments, HSN and Cornerstone. HSNi offers innovative, differentiated retail experiences on TV, online, via mobile devices, in catalogs, and in brick and mortar stores. HSN, a leading interactive multichannel retailer which offers a curated assortment of exclusive products combined with top brand names, now reaches approximately 96 million homes (24 hours a day, seven days a week, live 364 days a year). HSN.com is a top 10 trafficked digital sales site that offers a differentiated digital experience by leveraging content, community and commerce. In addition to its existing media platforms, HSN is the industry leader in transactional innovation, including services such as HSN Shop by Remote®, the only service of its kind in the U.S., the HSN Shopping App for mobile handheld devices and HSN on Demand®. Cornerstone comprises leading home and apparel lifestyle brands including Ballard Designs®, Chasing Fireflies®, Frontgate®, Garnet Hill®, Grandin Road®, Improvements®, Smith + Noble®, The Territory Ahead® and TravelSmith®. Cornerstone distributes more than 300 million catalogs annually, operates nine separate digital sales sites and operates 19 retail and outlet stores.

Forward Looking Statement

This press release may contain forward-looking statements relating to the future performance of HSNi, its operating segments and its subsidiaries that are based on current expectations, forecasts and assumptions. These forward-looking statements relate to expectations concerning matters that are not historical fact and are, instead, based largely on information currently available to our management and on our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry. Although we believe our expectations are based on reasonable estimates and assumptions, they are not guarantees of performance and there are a number of known and unknown risks, uncertainties, contingencies and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors that could affect HSNi’s business and financial results include those described in our filings with the U.S. Securities and Exchange Commission, although other unknown or unpredictable factors that could also adversely affect HSNi’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, any forward-looking statements may not prove to be accurate. All written or oral forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. Accordingly, you should not place undue reliance on any forward-looking statements, which only reflect the views of HSNi management. Such statements speak only to the date such statements are made and HSNi does not undertake to update any forward-looking statements. Historical results should not be considered as an indication of future performance.

HSN, Inc. Contacts
Felise Glantz Kissell (Equity Analysts)	Gig Ganatra Duff (Media)
727-872-7529	727-872-4808
felise.kissell@hsn.net	gigi.ganatraduff@hsn.net

Art Singleton (Debt Analysts)
727-872-4941
art.singleton@hsn.net

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